UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INTERNATIONAL SHIPHOLDING CORPORATION
             (Name of Registrant as Specified In Its Charter)

                            __________________________________________________________________
              (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNATIONAL SHIPHOLDING CORPORATION
18th Floor
RSA Battle House Tower Office Building
11 North Water Street, Suite 18290
Mobile, Alabama 36602
________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
________________________

TO COMMON STOCKHOLDERS OF INTERNATIONAL SHIPHOLDING CORPORATION:

We will hold our annual meeting of stockholders in the Executive Board Room, 18th Floor, RSA Battle House Tower, 11 North Water Street, Suite 18290, Mobile, Alabama, on Wednesday, April 24, 2013, at 2:00 p.m., Central Time, for the following purposes:

(i)	to elect as directors for a one-year term the eight nominees named in the accompanying proxy statement;

(ii)	to ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accountants, as our independent auditors for 2013;

(iii)	to hold an advisory vote on our executive compensation as disclosed in the accompanying proxy statement; and

(iv)	to transact any other business that may properly come before the meeting or any adjournment thereof.

Only common stockholders of record at the close of business on March 4, 2013, are entitled to notice of and to vote at the annual meeting.

You are all cordially invited to attend the meeting in person.  However, if you are unable to attend in person and wish to have your stock voted, please submit your proxy by telephone or internet, or, if you have received a paper copy of our proxy materials, by completing, signing, and dating the enclosed proxy card and mailing it in the accompanying envelope as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

R. CHRISTIAN JOHNSEN
Secretary

Mobile, Alabama
March 12, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON APRIL 24, 2013:
This proxy statement and our 2012 annual report are available at
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=03200

INTERNATIONAL SHIPHOLDING CORPORATION
18th Floor
RSA Battle House Tower Office Building
11 North Water Street, Suite 18290
Mobile, Alabama 36602
________________________

PROXY STATEMENT
________________________

GENERAL INFORMATION

The 2013 annual meeting of stockholders (the “Annual Meeting”) of International Shipholding Corporation (the “Company” or “we”) will be held on Wednesday, April 24, 2013, at 2:00 p.m., Central Time, in the Executive Board Room, 18th Floor, RSA Battle House Tower, 11 North Water Street, Suite 18290, Mobile, Alabama.

This proxy statement describes in detail the matters proposed by your Board of Directors (the “Board”) to be considered and voted upon at the Annual Meeting.  We are furnishing this proxy statement and the accompanying annual report to stockholders (the “Proxy Materials”) to our stockholders to solicit proxies on behalf of our Board for use at our Annual Meeting.

This year, we are once again giving our stockholders an option of receiving their proxy materials electronically or in paper form.  The Securities and Exchange Commission’s proxy rules allow companies to furnish proxy materials to stockholders by allowing them to access material on the internet instead of mailing a printed set to each stockholder, unless the stockholder requests delivery by traditional mail or electronically by e-mail.  We believe this approach provides our stockholders with the proxy materials they need while reducing printing and postage costs and reducing the environmental impact of our Annual Meeting.

In accordance with these rules, beginning on or about March 12, 2013, we began mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders and made our Proxy Materials available online.  Only common stockholders of record as of March 4, 2013 are entitled to notice of, and to vote on matters presented at, the Annual Meeting.  At the close of business on March 4, 2013, we had outstanding 7,210,643 shares of common stock, $1.00 par value per share (the “Common Stock”).

The Notice contains instructions on how to access our Proxy Materials on the internet, as well as how to vote online, by telephone, or in person at the Annual Meeting.  Most stockholders will not receive printed copies of the Proxy Materials unless requested.  If you would like to receive a paper or email copy of our Proxy Materials, please follow the instructions for requesting the materials in the Notice.

We will bear the cost of soliciting proxies.  We may have our employees or other representatives solicit proxies by mail, personal interview, telephone, telegraph, facsimile, or e-mail.  Additionally, we will request that banks, brokerage houses, and other institutions, nominees, and fiduciaries forward the Proxy Materials to their principals and obtain authorization for the execution of proxies.  We will, upon request, reimburse such parties for their expenses incurred in connection therewith.

ABOUT THE MEETING AND THIS PROXY STATEMENT
What is the purpose of the meeting?

At the Annual Meeting, stockholders will be asked to (i) elect eight directors; (ii) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013; (iii) approve, by non-binding vote, the compensation of our named executive officers as disclosed in this proxy statement (the “say-on-pay” vote); and (iv) transact any other business that may properly come before the meeting or any adjournment thereof.

Why did I receive a one-page “Notice of Internet Availability of Proxy Materials” instead of a full set of proxy materials?  Why am I being asked to review materials on-line?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are electing to furnish Proxy Materials to our stockholders on the internet rather than mailing printed copies of those materials to each stockholder.  If you received a Notice by mail, you will not receive a printed copy of our Proxy Materials unless you request one.  Instead, the Notice will instruct you as to how you may access and review the Proxy Materials on the internet.  If you received a Notice by mail and would like to receive a printed copy of our Proxy Materials, please follow the instructions included in the Notice.

Who is entitled to vote?  How many votes may I cast?

Only holders of our Common Stock at the close of business on the record date, March 4, 2013, are entitled to receive notice of the Annual Meeting and to vote on the proposals at the Annual Meeting, or any postponement or adjournment of the meeting.  Each share of Common Stock outstanding on the record date entitles its holder to cast one vote in the election of each director nominee and one vote on each of the other matters presented for a vote at the Annual Meeting.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.  Please note that if you are the beneficial owners of shares held in “street name,” you will need to bring a copy of your brokerage statement or similar documentation reflecting your stock ownership as of the record date and, if you intend to vote those shares at the Annual Meeting, a notarized affidavit from the broker stating that the shares have not been voted.

What is the difference between being a “stockholder of record” and being the beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record,” and the meeting materials have been or will be sent to you directly by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.”  As such, all meeting materials have been or will be forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record.  As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by following the voting instructions on the form that you receive from your broker, bank, or nominee.

How do I vote?

If you are a stockholder of record:  You may vote by telephone or internet or by following the instructions on the Notice or, if you received a printed copy of these Proxy Materials, you may complete and properly sign the accompanying proxy card and return it to us.  If you submit your vote timely by any of these methods, your vote will be cast as you direct.  Please do not return a proxy card if you vote by telephone or internet.

If you are the beneficial owner of shares held in street name:  As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by using any voting instruction card supplied by them or by following their instructions for voting by telephone, the internet, or in person.

Even if you plan to attend the Annual Meeting, we recommend that you vote in advance of the meeting.

Once I deliver my proxy, can I revoke or change my vote?

You may revoke your proxy at any time prior to it being exercised by filing a written revocation or duly executed proxy bearing a later date with our Secretary.  The proxy will be deemed revoked if you are present at the Annual Meeting and elect to vote in person.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

As of our record date, March 4, 2013, the persons named below were, to our knowledge, the only beneficial owners of more than 5% of our outstanding shares of Common Stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), other than Niels M. Johnsen, whose beneficial ownership of our Common Stock is described in the next table.  Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
The Niels W. Johnsen Family 2011 Trust Niels W. Johnsen(2) One Whitehall Street New York, New York 10004	867,107(3)	12.03%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	603,837(4)	8.37%
T. Rowe Price Associates, Inc. T. Rowe Price Small-Cap Value Fund, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	527,250(5)	7.31%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	394,987(6)	5.48%
______________

(1)	Calculated on the basis of 7,220,299 shares of our Common Stock outstanding on our record date of March 4, 2013.

(2)
Niels W. Johnsen, who co-founded our Company with his late father, Niels F. Johnsen, and brother, Erik F. Johnsen, served as our Chairman and Chief Executive Officer from 1979 until his retirement in 2003 and continued to serve on our Board until 2009.  As of March 4, 2013, Niels W. Johnsen, Erik F. Johnsen, and their spouses, children (including Niels M. Johnsen and Erik L. Johnsen), and grandchildren (collectively, the “Johnsen Family”) beneficially owned an aggregate of 1,582,293 shares or 21.94% of our Common Stock.  To the extent they act together, the Johnsen Family may be deemed to control our Company.

(3)
Based on information contained in Schedule 13G/A filed with the SEC on May 19, 2011.  Of the total shares reported as beneficially owned, 642,485 are directly owned by the Niels W. Johnsen Family 2011 Trust (the “NWJ Trust”), while the remaining 224,622 shares are owned by Caltar Corporation (“Caltar”), in which the NWJ Trust has a controlling interest.  Mr. Niels W. Johnsen, as a trustee and the lifetime income beneficiary of the NWJ Trust and as President, a director and a preferred shareholder of Caltar shares voting and investment power over all reported shares.  Mr. Johnsen’s son, Niels M. Johnsen, also shares voting and investment power over these same shares.  Please see note 3 to the next table appearing under the heading “Stock Ownership of Management.”

(4)
Based on information contained in Schedule 13G/A filed with the SEC on February 11, 2013, all of the reported shares are owned by investment advisory clients of Dimensional Fund Advisors LP (“Dimensional Fund”).  To Dimensional Fund’s knowledge, no such client has an interest relating to more than 5% of our Common Stock.  As investment advisor, Dimensional Fund has (i) sole voting power with respect to 598,692 shares and sole dispositive power with respect to all reported shares.  Dimensional Fund expressly disclaims beneficial ownership of the reported shares.

(5)
Based on information contained in Schedule 13G/A filed with the SEC on February 8, 2013 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“TRP Fund”), a registered investment company sponsored by Price Associates to which it also serves as investment advisor, all of the reported shares are owned by investment advisory clients of Price Associates and such clients have the right to receive proceeds from the sale of such shares.  According to this report, only State Street Bank and Trust Company, as custodian for the TRP Fund, has the right to receive proceeds from the sale of the 520,800 shares reported as owned by the TRP Fund.  To Price Associates’ knowledge, no other advisory client has an interest relating to more than 5% of the class of securities to which the Schedule 13G/A relates.  As investment advisor, Price Associates has (i) sole voting power with respect to 6,450 shares and (ii) sole dispositive power with respect to all reported shares, and TRP Fund has sole voting power over 520,800 shares.

(6)	Based on information contained in Schedule 13G/A filed with the SEC on February 8, 2013 by BlackRock, Inc., which has sole voting and investment power over all reported shares.

Stock Ownership of Management

The table below sets forth certain information concerning the beneficial ownership, as of our record date of March 4, 2013, of our Common Stock by (i) each director, (ii) each executive officer for whom compensation information is disclosed under the caption “Executive Compensation” (our “Named Executive Officers”), and (iii) all of our directors and executive officers as a group, determined in each case in accordance with Rule 13d-3 of the Exchange Act.  Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Directors
Niels M. Johnsen(2)	1,096,890(3)(4)	15.21%
Erik L. Johnsen(2)	181,094(4)(5)	2.51%
Edwin A. Lupberger	5,809	*
H. Merritt Lane III	2,809	*
T. Lee Robinson, Jr.	3,277	*
James J. McNamara	3,109	*
Kenneth H. Beer	2,809	*
Harris V. Morrissette	6,809	*
Named Executive Officers(6)
Manuel G. Estrada	20,656(4)	*
Peter M. Johnston	7,304(4)	*
All directors and executive officers as a group
(10 persons)(7)	1,330,566	18.45%
______________

* Less than 1 percent.

(1)
Calculated on the basis of 7,210,643 shares of our Common Stock outstanding on our record date, March 4, 2013, and includes any shares the director, officer, or group has the right to acquire within 60 days.

(2)
As of March 4, 2013, the Johnsen Family (Niels W. Johnsen, Erik F. Johnsen, their spouses, children (including Niels M. Johnsen and Erik L. Johnsen), and grandchildren) beneficially owned an aggregate of 1,582,293 shares or 21.94% of our Common Stock.  To the extent they act together, the Johnsen Family may be deemed to control our Company.

(3)
Includes 867,107 shares that are also reported as beneficially owned by Niels M. Johnsen’s father, Niels W. Johnsen, in note 2 of the previous table appearing under the heading “Stock Ownership of Certain Beneficial Owners,” consisting of 642,485 shares held directly by the NWJ Trust, of which Niels M. Johnsen is a trustee and 224,622 shares owned by Caltar, an entity controlled by the NWJ Trust and of which Niels M. Johnsen is a vice president, director and common shareholder.

(4)
In addition to the shares reported in this table, each of these Named Executive Officers holds the following number of restricted stock units (“RSUs”):  each of Niels M. Johnsen and Erik L. Johnsen, 20,000; Mr. Estrada, 8,750; and Mr. Johnston, 4,750.  For more information regarding the RSUs, please see the sections entitled “Compensation Discussion and Analysis” and “Fiscal 2012 Grants of Plan-Based Awards.”

(5)	Includes 10,950 shares held in trust for Erik L. Johnsen’s children, of which he is a trustee.

(6)	Information regarding shares beneficially owned by our two other Named Executive Officers, Niels M. Johnsen and Erik L. Johnsen, appears immediately above under the caption “Directors.”

(7)	Includes 867,107 shares for which the reporting director or officer shares voting and investment powers. This figure does not include 53,500 RSUs held by our Named Executive Officers (see note 4).

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our directors are elected annually by plurality vote of our common stockholders.  Unless authority to vote for the election of directors is withheld, the persons named in our proxy cards will vote for the election of the eight nominees named below to serve until the next annual meeting or until their successors are duly elected and qualified.  Our board currently has eight directors.

Each of the eight director nominees is an incumbent director nominated for re-election by the Board, acting upon the recommendation of its Nominating and Governance Committee.  The Board has determined that six of the nominees – Messrs. Beer, Lane, Lupberger, McNamara, Morrissette, and Robinson – qualify as independent directors under the independence standards of the SEC and the New York Stock Exchange (“NYSE”) on which our Common Stock is listed.  For additional information on our nomination process, see the section immediately following the nominees’ biographies, “Director Nominating Process and Considerations.”  In the unanticipated event that any of the nominees cannot be a candidate at the Annual Meeting, the shares represented by the proxies will be voted in favor of such replacement nominees as may be designated by the Board without re-soliciting proxies.  In no event will the proxies be voted for more than eight nominees.

Biographic information for each director nominee is detailed below.  Each director nominee’s biography contains information regarding his tenure as a director, his business experience, any other public company directorships held currently or at any time during the last five years, and his experiences, qualifications, attributes, or skills that led the Nominating and Governance Committee and our Board to determine that he should be re-nominated to serve as one of our directors.

The Board of Directors recommends a vote FOR each of the nominees named below.

Name and Age	Business Experience, Qualifications, and Skills	Director Since
Niels M. Johnsen, 67
Niels M. Johnsen has served as our Chairman and Chief Executive Officer since 2007.  He served as President of International Shipholding Corporation from 2003 until 2007.  Mr. Johnsen joined our subsidiary Central Gulf in 1970 and held various positions before being named President of International Shipholding Corporation in 2003.  He also serves as Chairman of each of our principal subsidiaries.  Mr. Johnsen was a trustee and director of Atlantic Mutual Companies from 2002 to 2010.  Mr. Johnsen is a member of and former Chairman of the Board of National Cargo Bureau, Inc., Trustee and Lay Vice President of the Seamen’s Church Institute, and a member of the American Bureau of Shipping, National Defense Transportation Association and Navy League of the United States.  Mr. Johnsen is the cousin of Erik L. Johnsen.

Key Qualifications, Experiences, and Skills:
• Executive experience in the marine transportation industry
• Experience as our chief executive
1988
Erik L. Johnsen, 55
Erik L. Johnsen is our President.  He joined Central Gulf in 1979 and held various positions before being named President of International Shipholding Corporation in 2007.  Mr. Johnsen was Vice President of International Shipholding Corporation from 1987 until 2007.  In 1997, he was named as Executive Vice President and President of each of our principal subsidiaries.  He is responsible for all operations of the Company’s vessel fleet and leads the Company’s Ship Management Group.  He is the cousin of Niels M. Johnsen.

Key Qualifications, Experiences, and Skills:
• Executive experience in the marine transportation industry
• Experience as one of our most senior executives
1994
Kenneth H. Beer, 55
Kenneth H. Beer has served as Senior Vice President and Chief Financial Officer of Stone Energy Corporation since 2005.  Between 1992 and 2005, Mr. Beer was a partner at the investment banking firm of Johnson Rice & Company in New Orleans, Louisiana, where he served as director of research and a senior energy analyst for the firm.  Mr. Beer serves on the board of managers for both J.P.Morgan Venture Capital and Corporate Finance Private Equity Funds.  He serves on the board of the New Orleans Children’s Hospital where he previously served as Chairman of the Board and Chairman of the Finance Committee.  Mr. Beer is also on the board of Isidore Newman School in New Orleans.  Mr. Beer currently serves on our Board’s Audit Committee and the Compensation Committee.

Key Qualifications, Experiences, and Skills:
• Qualifies as an “audit committee financial expert”
• Expertise in finance and investment banking
• Executive of a publicly-owned company
2009
H. Merritt Lane III, 51
H. Merritt Lane III has served as the President and Chief Executive Officer of Canal Barge Company, Inc. since 1994 and as a director of that company since 1988.  Mr. Lane is actively involved in industry affairs, including serving as Past Chairman and Past Treasurer of the Board of Directors of the American Waterways Operators, as a Vice-Chairman of the Waterways Council Inc., and as a director of the National Waterways Foundation and the U.S. Coast Guard Foundation. He also serves on the board of directors of Hibernia Homestead Bancorp, a publicly-traded company, and Pontchartrain Materials Company, a privately-owned company based in New Orleans, Louisiana. Mr. Lane is active in numerous civic organizations, including the Business Council of New Orleans & the River Region and the Young President’s Organization. Mr. Lane is the current Chairperson for the Board’s Audit Committee and a member of our Nominating and Governance Committee.

Key Qualifications, Experiences, and Skills:
• Executive experience in the marine transportation industry
• Experience as a chief executive of a privately-owned company
• Finance experience that qualifies him as an “audit committee financial expert”
• Director of another publicly-owned company
2004
Edwin A. Lupberger, 76
Edwin A. Lupberger has served as President of Nesher Investments, LLC since 1998. Previously, Mr. Lupberger served as Chairman of the Board and Chief Executive Officer of Entergy Corporation from 1985 to 1998.  Prior to 1985, Mr. Lupberger served as Senior Vice President & Chief Financial Officer and director of Indianapolis Power & Light.  Mr. Lupberger served as a board member of the United States Chamber of Commerce, holding several leadership positions, including Chairman of the Board and Chairman of the Executive Committee.  Mr. Lupberger served as a director of the First Commerce Corp. and First National Bank of Commerce before BankOne acquired them, finally serving as an advisory director of BankOne New Orleans. Mr. Lupberger is the current Chairperson for our Board’s Compensation Committee and a member of our Audit Committee.

Key Qualifications, Experiences, and Skills:
• Experience as a chief executive of a publicly-owned company
• Finance experience that qualifies him as an “audit committee financial expert”
• Former director of other publicly-owned companies
1988
James J. McNamara, 70
James J. McNamara is the former President of National Cargo Bureau, Inc., a non-profit organization that provides inspection services and surveys that are incidental to the loading and unloading of vessels, a position he held from 1993 until his retirement in March 2010.  Mr. McNamara also serves as (i) the Chairman of the Maritime Industry Museum, Fort Schuyler, Bronx, New York (ii) Board of Directors, International Cargo Gear Bureau,  (iii) Vice President of Standing Committee of the Marine Society of New York, (iv) a trustee of the Seamen’s Church Institute and  National Maritime Historical Society.  Mr. McNamara has over 40 years of maritime experience, working in various capacities primarily with National Cargo Bureau, Inc.  Mr. McNamara is currently a member of our Compensation Committee and our Nominating and Governance Committee.

Key Qualifications, Experiences, and Skills:
• Executive experience in the marine transportation industry
• Expertise in vessel inspection and cargo handling
2008
Harris V. Morrissette, 53
Harris V. Morrissette currently serves as President of China Doll Rice and Beans, Inc., a position he has held since 2007. Previously, Mr. Morrissette served as Chief Executive Officer of Marshall Biscuit Company, Inc. from 1994 to 1997.  Mr. Morrissette currently serves on the board of directors of Banctrust Financial Group, Inc. and is a Trustee of Williamsburg Investment Trust, both publicly-traded companies, and White-Spunner Construction, Inc., a privately owned company based in Mobile, Alabama. Mr. Morrissette served on the board of directors of EnergySouth, Inc. from 2001 until the Company was sold in 2008.  He is also a board member of the Business Council of Alabama and the Economic Development Partnership of Alabama.  Mr. Morrissette currently serves on our Board’s Compensation Committee and our Nominating and Governance Committee.

Key Qualifications, Experiences, and Skills:
• Experience as a chief executive of a privately-owned company
• Director of other publicly-owned companies
2009
T. Lee Robinson, Jr., 50
Since 2000, T. Lee Robinson, Jr. has been President, Chief Executive Officer, and a director of OHC, Inc., a family-owned import/export hardwood lumber company specializing in industrial wooden components for the transportation and utility industries.  Prior to then, Mr. Robinson served as Vice-President of OHC in charge of Purchasing and Ocean Freight from 1992 to 1999.  Mr. Robinson also serves as chairman of the New Orleans Branch Board of the Federal Reserve Bank of Atlanta and, in 2011, completed the Corporate Governance program at University of Pennsylvania’s Wharton School of Business. Mr. Robinson currently serves on the Seamen’s Foundation Trust, Inc. of Mobile, Alabama and the Audit Committee for the Catholic Foundation Archdiocese, Inc. of Mobile, Alabama.  Mr. Robinson currently serves as the Chairperson for the Board’s Nominating and Governance Committee and as a member of our Audit Committee.

Key Qualifications, Experiences, and Skills:
• Experience as a chief executive of a privately-owned company
• Expertise in finance
• Expertise in import-export regulations
2008

Director Nominating Process and Considerations

Nominations for the election of directors at our annual stockholder meetings may be made by the Board (upon the receipt of recommendations of the Nominating and Governance Committee) or by any common stockholder of record who complies with our by-laws.  For the meeting this year, the Board has nominated the eight nominees listed above to stand for election as directors, and did not receive any stockholder recommendations.  For further information on the ability of our stockholders to nominate directors, please see the information below under “Ability of Stockholders to Nominate Directors.”

In connection with assessing the needs of the Board, the Nominating and Governance Committee has sought individuals from inside and outside of the maritime transportation industry.  The Nominating and Governance Committee’s policy is to identify individuals qualified to fill any vacant director positions or to stand for re-election based on input from senior management and all Board members and the following general criteria:

•	directors should possess practical wisdom, sound judgment and a broad range of experience that is relevant to the Company’s business and is complementary to the background of the other directors, and

•
directors should be committed to devoting the time necessary to carry out their responsibilities, serving on the Board for a sufficient period of time to develop knowledge about the business, and objectively representing the best interests of the Company’s stockholders.

In connection with determining the current composition of the Board, the Nominating and Governance Committee assessed the diverse range of skills and experience of our directors outlined above, coupled with the judgment that each has exhibited and the knowledge of our operations that each has acquired in connection with their service on the Board.  In addition, the Nominating and Corporate Governance Committee seeks candidates committee to representing the interests of all stockholders and not just any particular constituency.  The Nominating and Governance Committee believes that our directors possess a wide range of backgrounds, perspectives, skills and experiences.

Ability of Stockholders to Nominate Directors

Our by-laws permit our common stockholders to nominate candidates for director, provided that they follow the notice procedures specified in our by-laws.  Under our by-laws, any such stockholder interested in making a nomination generally must deliver written notice to our secretary not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual stockholders meeting.  The nominating stockholder’s written notice must include (i) the name and address of the nominating stockholder and beneficial owner, if any, as they appear in our books, (ii) a description of the class or series and number of our shares owned by the nominating stockholder and beneficial owner, (iii) a description of, among other things, any “derivative interest,” arrangement pursuant to which the nominating stockholder has the right to vote any of our shares, “short interests,” and rights to dividends, (iv) any other information that would be required to be disclosed by the nominating stockholder and beneficial owner in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election, and (v) various information about each proposed nominee, including but not limited to a description of such nominee’s relationship with the nominating stockholder and beneficial owner as well as other information required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election, in each case as further described in our by-laws.

The notice must also be accompanied by a signed affidavit completed by each proposed nominee attesting to each proposed nominee’s qualifications for service and a written representation and agreement whereby the proposed nominee confirms that he or she is not and will not become a party to certain agreements or arrangements.  Common stockholders interested in bringing any matter other than a director nomination before an annual meeting should consult our by-laws for additional procedures governing such requests.  We may disregard any nomination or submission of any other matter that fails to comply with these by-law procedures.  The deadlines for stockholder submission of director nominations for election at our 2014 annual meeting of stockholders may be found under in the section entitled “Other Matters – Stockholder Proposals and Nominations.”

Although we do not have a history of receiving recommendations for director nominations from stockholders, the Nominating and Governance Committee envisions that it would evaluate any such recommended candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to International Shipholding Corporation.

BOARD OF DIRECTORS

Board Meetings and Attendance

As described below under the heading “Role of Board Committees,” there were four regular Board meetings, two special Board meetings and a total of 11 committee meetings during 2012.  Directors are expected to attend each annual meeting of the Company’s stockholders, and all did attend the 2012 annual meeting.  Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and committees of which he was a member in 2012.

Director Independence

A majority of our directors are “independent directors” as defined by the SEC and the NYSE.  Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material affiliations with us, our external or internal auditors, or other companies that do business with us.  Based on information made available to it, the Board has affirmatively determined that six of the eight director nominees – Messrs. Beer, Lane, Lupberger, McNamara, Morrissette, and Robinson – qualify as independent directors under the independence standards of the NYSE and SEC.  In making these determinations, the Board evaluated information furnished by each such person.

Board Leadership Structure

Our by-laws specifically provide for the combination of the roles of Chairman and Chief Executive Officer, which we believe is appropriate given the delineation of responsibilities between our Chairman and Chief Executive Officer and our President.  For several decades, a member of the Johnsen family has held the titles of Chairman and Chief Executive Officer, while another family member has held the title of President.  Generally speaking, this arrangement has enabled our Chief Executive Officer to have unified authority to manage our strategic and financial affairs, and to act as our primary spokesperson with regards to the maritime transportation, investment and financial communities. This arrangement has further permitted our President to focus principally on the daily operations of our vessel fleet.  Given the complexities of managing a worldwide maritime transportation business operating a diverse fleet of vessels and the importance of carefully developing and sustaining industry relationships, we believe this clear demarcation of responsibilities has served us well.  We believe the Board’s risk oversight function (discussed below) would be effective under a variety of senior leadership structures and, accordingly, risk mitigation had little if any influence over the selection of our current leadership structure.

We do not have a lead director.  Instead, our independent directors take turns presiding at executive sessions of the independent directors.  See “Non-Management Director Sessions.”

Non-Management Director Sessions

The non-management members of the Board met four times in executive sessions during 2012.  All of the non-management directors attended all sessions.  Consistent with historic practice, the presiding director at these 2012 meetings rotated in order among the non-management directors.

Risk Management

Our Board oversees our risk management function, which is a coordinated effort among our business units, our internal audit department, and our risk management personnel.  The Board has delegated to the Audit Committee principal responsibility for oversight of the risk management function, although the Compensation Committee is responsible for assessing compensation-related risks.  In some cases, including major new acquisitions, capital expenditures, or strategic investments, the full Board participates in risk oversight.  The Director of Internal Audit reports directly to the Chief Executive Officer and to the Audit Committee and is responsible for conducting a risk-based audit plan.  The Director of Internal Audit performs a risk assessment annually and selects entities or functions to be audited based upon this assessment.  The Audit Committee approves the audit plan after presentation by the Director of Internal Audit and the Chief Executive Officer.  Our Chief Executive Officer and Audit Committee Chairman report periodically to the Board on risk management.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors and management have adopted corporate governance practices designed to aid in the fulfillment of their respective duties and responsibilities to our stockholders.  Specifically, our Corporate Governance Guidelines, in conjunction with our certificate of incorporation, by-laws, and Board committee charters, form the framework for the governance of our Company.  Our Board has also adopted a Code of Business Conduct and Ethics.  The Code of Business Conduct and Ethics sets forth principles of ethical and legal conduct to be followed by our directors, officers, and employees.

Availability of Corporate Governance Materials

You may access our certificate of incorporation, our by-laws, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and all committee charters under the Investor Relations section of our website at www.intship.com.  You also may request printed copies, which will be mailed to you without charge, by writing to International Shipholding Corporation, Attention:  Manuel G. Estrada, Vice President and Chief Financial Officer, 11 North Water Street, Suite 18290, Mobile, Alabama 36602.

Communicating with Directors

Stockholders may communicate directly with the Board, or with any individual director, by writing to the Chairman of the Board of Directors of International Shipholding Corporation at 11 North Water Street, Suite 18290, Mobile, Alabama  36602.  The Chairman will forward the stockholder’s communication to the appropriate director or officer for response if and as necessary.

Stockholders and other interested parties who wish to communicate directly with the non-management members of the Board as a group should direct their correspondence to:  International Shipholding Corporation, Attn: Non-Management Members of the Board of Directors (c/o Director of Internal Audit), 11 North Water Street Suite 18290, Mobile, Alabama  36602.  The Director of Internal Audit will not share such communications or their subject matter with the Corporation’s management and will provide all such communications to the non-management director who will preside at the next scheduled executive session of non-management directors, prior to that meeting.

ROLE OF BOARD COMMITTEES

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.  Each of these committees is composed solely of directors who are independent under the listing standards of the NYSE.   In addition, each committee operates under its own written charter adopted by the committee and approved by the Board.  Copies of the charters may be obtained as described under “Board of Directors – Availability of Corporate Governance Materials.”

The current members of each committee are identified in the following table, which also indicates the number of meetings each committee held in 2012:

Committee
Outside Director	Audit	Compensation	Nominating and Corporate Governance
Kenneth H. Beer	X	X
H. Merritt Lane III	Chair		X
Edwin A. Lupberger	X	Chair
James J. McNamara		X	X
Harris V. Morrissette		X	X
T. Lee Robinson, Jr.	X		Chair
Number of Meetings in 2012	5	3	3
______________

Audit Committee

The Audit Committee assists the Board in monitoring the integrity of the financial statements; the qualifications and independence of the independent auditors; the performance of our internal audit function and internal audit personnel and independent auditors; and our compliance with legal and regulatory requirements.  All members of the Audit Committee are independent, as independence for audit committee members is defined in NYSE listing standards and applicable SEC rules.  The Board has determined that Messrs. Lane, Lupberger, and Beer qualify as “audit committee financial experts,” as defined by SEC rules.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities related to the CEO’s compensation and makes recommendations to the Board with respect to non-CEO executive compensation.  The Compensation Committee also administers the Company’s stock incentive plans and makes decisions regarding equity awards granted under the plans.  All members of the Compensation Committee are independent, as independence for compensation committee members is defined in NYSE listing standards, Rule 16b-3 promulgated under the Exchange Act, and applicable regulations promulgated under Internal Revenue Code section 162(m).

The “Compensation Discussion and Analysis” section of this proxy statement provides a discussion of the process the Compensation Committee uses in determining executive compensation.  Included in the subsection entitled “The Process of Setting Compensation” is a description of the scope of the committee’s authority, the role played by our Chief Executive Officer in setting compensation for the other Named Executive Officers, and the committee’s engagement of an independent compensation consultant.

Nominating and Governance Committee

The Nominating and Governance Committee’s primary responsibilities include identifying individuals qualified to serve on the Board and its committees, making recommendations to the Board regarding director nominees for the next annual meeting of stockholders, developing and recommending to the Board a set of corporate governance principles applicable to the Company, and overseeing the annual evaluation of the Board and management.  For information on the process and criteria applied by the Nominating and Corporate Governance Committee in connection with selecting director nominees, see “Election of Directors – Director Nominating process and Considerations.”

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for reviewing non-employee director compensation and recommending a director compensation policy to the Board for its approval.  Our current director compensation program uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board.  Each independent director receives an annual retainer for Board service in the amount of $47,500.  In addition, at the beginning of each fiscal year, each independent director receives shares of Common Stock valued at $20,000, rounded up to the next whole share, based on the previous day’s closing price.

_______________________________________

The table below details all compensation the Company paid to our non-employee directors for the fiscal year ended December 31, 2012.  Messrs. Niels M. Johnsen and Erik L. Johnsen, who are employed by the Company as executive officers, do not receive any additional compensation for their service as directors.

Fiscal 2012 Outside Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Current Directors:
Kenneth H. Beer	47,500	20,002	--	67,502
H. Merritt Lane III	47,500	20,002	--	67,502
Edwin A. Lupberger	47,500	20,002	--	67,502
James J. McNamara	47,500	20,002	--	67,502
Harris V. Morrissette	47,500	20,002	--	67,502
T. Lee Robinson, Jr.	47,500	20,002	--	67,502
Former Director:
Erik. F. Johnsen(2)	--	--	--	--
______________

(1)
On January 18, 2012, each independent director was granted 952 shares of our Common Stock (award of $20,000 worth of Common Stock based on the previous day’s closing stock price ($21.01 per share), rounded up to the next whole share).

(2)
Mr. Johnsen retired from our Board on April 25, 2012, the date of our 2012 Annual Meeting. He did not receive any compensation from us during 2012 except that as a former employee of the Company, Mr. Johnsen receives retirement benefits through our qualified Retirement Plan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our four executive officers, including our Chief Executive Officer and Chief Financial Officer (our “Named Executive Officers”).  For fiscal 2012, our Named Executive Officers were:

•	Niels M. Johnsen, our Chairman of the Board and Chief Executive Officer;

•	Erik L. Johnsen, our President;

•	Manuel G. Estrada, our Vice President and Chief Financial Officer; and

•	Peter M. Johnston, our Executive Vice President.

In this CD&A, we first provide an Executive Summary of our actions and highlights from the 2012 fiscal year.  Next, we explain the principles that guide our Compensation Committee’s executive compensation decisions in Compensation Philosophy and Objectives.  We then describe the committee’s Process of Setting Compensation, including any supporting role played by the Named Executive Officers themselves.  Finally, we discuss in detail each of the Components of Compensation, which includes, for each component, a design overview as well as the actual results yielded for each Named Executive Officer in fiscal 2012.

Executive Summary

Through our Company’s principal operating subsidiaries, we provide specialized maritime transportation services both domestically and internationally to commercial and governmental customers.  As of December 31, 2012, we owned or operated 50 vessels, primarily under medium- to long-term time charters or contracts of affreightment.  For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2012.

Overview of Fiscal 2012

For fiscal year 2012, our Company’s net income was $22.0 million, a decrease of $9.6 million as compared to full year 2011. Our 2012 results included a $16.6 million gain resulting from vessel sales in the first and fourth quarters, a $5.5 million foreign exchange gain from the weakening of the Japanese Yen against the U.S. dollar, and approximately $2.0 million of acquisition expenses. Our 2011  results included an $18.8 million gain resulting from the completion of an acquisition of the other 50% share in Dry Bulk Cape Holding, Inc. and a foreign exchange loss of $3.1 million due to the strengthening of the Japanese Yen against the U.S. dollar. Excluding  these adjustments, net income decreased from $15.8 million in 2011 to breakeven in 2012.  Total revenues decreased from $263.2 million in 2011 to $243.5 million in 2012 primarily driven by the loss of revenues from the sale of two vessels in the first quarter of 2012 and the termination of time charters with the Military Sealift Command supporting three U.S. Flag RO/RO vessels in the first quarter of 2012. This decrease was partially offset by revenues generated in December of 2012 from the acquisition we made on November 30, 2012. Our administrative and general expenses increased $2.3 million from 2011 to 2012 and were directly attributable to the November 30, 2012 acquisition. Interest expense was approximately $10.4 million and remained unchanged from year to year with the acquisition having little effect on interest paid in 2012. Net loss from unconsolidated entities decreased from a loss of $410,000 in 2011 to a loss of $215,000 in 2012.

Executive Compensation Program Highlights

As discussed in greater detail below, our executive compensation program is designed to ensure appropriate linkage between executive pay, Company performance, and stockholder results.  Some highlights of our compensation program include:

•
High Percentage of Executive Compensation is Performance-Based.  Approximately 40% of the compensation paid to each of our top two Named Executive Officers – Mr. Niels M. Johnsen and Mr. Erik L. Johnsen – was performance-based (consisting of awards of annual incentive cash bonuses and performance-based restricted stock units).  For our other two Named Executive Officers, Messrs. Estrada and Johnston, the percentages of performance-based pay were approximately 35% and 30%, respectively.

•
Half of Each Executive’s Equity Award Is Performance-Based.  Beginning in 2012, half of each executive’s annual equity award vest on the basis of our achievement of certain specified absolute and relative performance metrics.  Executives accrue dividend equivalent rights on all RSUs but these are not paid unless, and only to the extent that, the related RSUs vest.

•
Expansion of Performance Metrics Beginning in Fiscal 2012.  In previous years, the Company has used a single performance metric (pre-tax income) for both the annual cash incentive component and the equity compensation component of its program.  For 2012, the Committee continued to use pre-tax income as the metric for its annual cash incentive component, but added two new performance metrics – a relative performance metric (the Company’s total stockholder return as measured against that of the companies comprising the Russell 2000) and an absolute performance metric (basic earnings per share as defined by U.S. GAAP) – to the vesting of half of the 2012 equity awards.

•
Equity Awards Are Granted Subject to a Clawback Policy.  All equity awards paid to our executive officers are subject to recovery or “clawback” by the Company if our financial statements are required to be restated as a result of fraud or intentional misconduct and the recipient’s conduct caused, in whole or in part, the need for restatement.

•
Minimal Perquisites and No Tax Gross-Ups.  Our Named Executive Officers do not receive any perquisites not generally available to our U.S. non-union employees with the exception of tax and accounting services for which we reimburse each of Messrs. N.M. Johnsen and E.L. Johnsen.  We do not pay tax gross-ups on any perquisites, nor do we have any contractual commitments to pay excise tax gross-ups to any of our executives.

•
No Supplemental Executive Retirement Programs.  We do not provide our executives with any retirement or deferred compensation plans that are not generally available to our U.S. non-union employees.  However, because each of our Named Executive Officers was employed with us prior to 2006, each participates in our qualified defined benefit pension plan (the “Retirement Plan”), which was subsequently closed to new participants and replaced with a defined contribution plan (the “Cash Balance Plan”).  Benefits under the Retirement Plan are capped at 30 years of service, which all of our Named Executive Officers has surpassed except Mr. Johnston, who has 21 years of service with our Company.

•
Adoption of Executive Stock Ownership Guidelines.  In May 2012, the Committee adopted Executive Stock Ownership Guidelines that are applicable to executive officers who are not members of the Johnsen family.  The Committee made the decision to exempt Messrs. N.M Johnsen and E.L. Johnsen given the Johnsen Family’s already considerable ownership of our stock.

Compensation Philosophy and Objectives

The Compensation Committee is committed to and responsible for designing, implementing and administering a compensation program for executive officers that ensures appropriate linkage among pay, Company performance, and results for stockholders.  The Committee seeks to increase stockholder value by rewarding performance with cost-effective compensation and ensuring that we can attract and retain the best executive talent available through adherence to the following core compensation objectives:

•	providing compensation commensurate with the level of success achieved;

•	providing a total compensation opportunity that over time will approach levels that are competitive with similar size companies and companies in the same or related industries;

•	recognizing and rewarding the achievement of corporate performance goals as well as individual performance; and

•	aligning the interests of executives with those of our stockholders by emphasizing long-term equity incentives.

Our compensation program is designed to reward achievement of corporate objectives and thus may change from time to time as those objectives change.  The specific principles, components, and decisions used in fiscal 2012 in establishing the compensation of executive officers are discussed in more detail below.

The Process of Setting Compensation

The Compensation Committee’s Role

The Committee is responsible for approving the Company’s executive compensation framework as well as making decisions for the CEO compensation and recommending compensation decisions to the Board for the other Named Executive Officers.  In establishing the executive compensation program for fiscal 2012, the Committee reviewed the 2011 compensation program for the executive officers and the analysis provided by its compensation consultant.  The Committee concluded that the fiscal 2011 compensation mix and pay levels continued to be appropriate, but elected to modify its equity compensation program as discussed in greater detail below.

Analysis Used in Setting Compensation

In setting 2012 compensation, the Committee considered each Named Executive Officer’s total compensation package for 2011.  The Committee also considered our total administrative and general expenses in relation to our earnings; each individual’s role, responsibilities, performance, experience, and potential; the individual’s compensation history; and comparisons to our other executive officers.  Total compensation levels of our Chief Executive Officer and our President are similar in recognition of the similar responsibility levels of both officers.

The Role of Management and Other Directors/Evaluating Performance

The Committee evaluates the performance of the Named Executive Officers on an annual basis.  The Committee considers the recommendations of the Chief Executive Officer as to the appropriate compensation of the other Named Executive Officers.  None of the Named Executive Officers are present when the Committee meets to evaluate his performance and determine his compensation.  The Committee determines the compensation of the Chief Executive Officer and makes recommendations to the Board as to the compensation of the other Named Executive Officers.

Role of Compensation Consultant

Under its charter, the Committee has sole authority over the selection, use, and retention of any compensation consultant engaged to assist the Committee in discharging its responsibilities.  The Committee has had a relationship with Towers Watson, an independent consulting firm, since 2007.  Most recently, the Committee engaged Towers Watson to perform a competitive analysis of our executive and director compensation programs for 2012.  Towers Watson performed services solely on behalf of the Committee and has no other relationship with the Company or its management.  As required by SEC rules, the Committee has assessed the independence of Towers Watson and concluded that Towers Watson’s work did not raise any conflicts of interest.

Consideration of Say-on-Pay Vote Results

We held our first non-binding stockholder advisory vote on executive compensation (“say-on-pay”) at our 2011 annual meeting.  Our Board, considering the opinion of stockholders as expressed in the 2011 say-on-pay frequency vote and on the recommendation of our Compensation Committee, has opted to hold these say-on-pay votes annually.  At our 2011 and 2012 annual meetings, our stockholders overwhelmingly approved our executive compensation, with more than 97% and 98% of voting shareholders, respectively, casting their vote in favor of the say-on-pay resolution.

Because most of the significant fiscal 2012 compensation decisions had already been made at the time of 2012 say-on-pay vote, the Committee primarily considered the results of the 2011 say-on-pay vote along with other factors when making executive compensation decisions for fiscal 2012.  In making executive compensation decisions for fiscal 2012, the Committee’s main considerations included our stockholders’ strong support for our executive compensation program, the Committee’s satisfaction with the fiscal 2011 pay mix and levels, and information provided by the Committee’s compensation consultant.  As a result, the Committee generally decided to maintain the fiscal 2011 pay mix and levels for fiscal 2012, except for certain targeted changes to our equity compensation program as discussed below.

Compensation Components

The three key elements of our executive compensation program are: base salary, an annual incentive award opportunity, and a long-term equity incentive award.  In addition to these main components, we offer our executive officers certain modest retirement benefits generally available to most of our U.S. non-union employees and certain change of control and termination protections.  Each component is discussed in greater detail below, with a focus on both component design and results yielded during 2012.

Base Salary

Our philosophy is that base salaries should provide a fixed baseline level of compensation that is not contingent upon our company’s performance.  Actual individual salary amounts reflect the Committee’s judgment with respect to each executive officer’s responsibility, performance, work experience, the individual’s historical compensation, internal equity considerations and other factors, including any retention concerns.

For fiscal 2012, the Committee approved certain modest increases to each Named Executive Officer’s base salary.  Each of Messrs. Niels M. Johnsen and Erik L. Johnsen received a $15,000 increase in base salary, while Mr. Estrada received a $10,000 increase, and Mr. Johnston received a $7,000 increase.  These increases were approximately 3% and 4% of the officer’s previous base salary, which was in line with the salary increases generally implemented across the Company.

Annual Incentive Award

The annual incentive plan is designed to align executive officer pay with Company performance by providing each Named Executive Officer the opportunity to earn an annual bonus based on the achievement of quarterly and annual targets for income before taxes.  As consistent with those set in prior years, the 2012 incentive award opportunity for each Named Executive Officer as a percentage of salary was as follows:

Named Executive Officer	Annual Maximum	Quarterly Maximum
Niels M. Johnsen	50%	12.5%
Erik L. Johnsen	50%	12.5%
Manuel G. Estrada	40%	10.0%
Peter M. Johnston	30%	7.5%
______________

The annual incentive is accrued on a quarterly basis if the target for that quarter is met.  If the Company does not meet the target for any of the quarters but meets the target for the full year, any quarter that was missed will then be earned.  Our annual incentive plan does not contemplate discretion by the committee to increase the award.  However, the Committee does have discretion to establish other incentive and reward arrangements and pay additional compensation outside of the annual incentive plan.

When setting the performance targets for the annual incentive plan, the Committee receives input from the Chief Executive Officer and reviews the approved operating plan for the upcoming fiscal year.  The Committee meets with the Chief Executive Officer to review and discuss the performance metrics and the probabilities and risks in achieving these metrics, and then meets in executive session to make its final decisions.

For fiscal 2012, the income before taxes target for each quarter and for the full year were as follows:

Annual Incentive Plan – Quarterly Targets for Income before Taxes

Fiscal Quarter	Target
First Quarter	$ 2,250,000
Second Quarter	2,250,000
Third Quarter	2,250,000
Fourth Quarter	2,250,000
All of 2012	$ 9,000,000
______________

For fiscal 2012, the target was met for the first and fourth quarters. Based on the results for the full year 2012, the second and third quarter was earned as well.  Our income before taxes for 2012 was $21.8 million which is calculated by taking net income of $22.0 million less a tax benefit of $157,000.

Long-Term Stock Incentive Awards

In fiscal 2012, the Committee revised the equity compensation component of our executive compensation program to strengthen the link between compensation of our executives and our Company’s performance.  For the past few years, the equity component has been a grant of restricted stock, the vesting of which was dependent upon the achievement of an annual net income before taxes target, identical to the metric used in our annual incentive plan.  In fiscal 2012, however, the Committee made grants of restricted stock units, half of which vest based on continued service and half of which vest based on performance conditions (one relative and one absolute).

Time-Based RSUs.  For Messrs. N.M. Johnsen and E.L. Johnsen, the time-based RSUs vest and pay out in an equal number of shares of common stock on the first anniversary of the date of grant, while those granted to Messrs. Estrada and Johnston vest and pay out in shares of common stock one-third per year on the first three anniversaries of the date of grant.

Performance-Based RSUs.  The performance-based portion of the RSU grant has two separate components – one-half vests based on an absolute performance metric (an earnings per share target for a single fiscal year) and the other half vests based on a relative performance metric (our total stockholder return over a given period as measured against that of the other companies in the Russell 2000 Index).  Performance targets are set at a level that supports our business plan strategy and rewards our executives for improvements in the Company’s financial results. For both the absolute performance-based RSUs and the relative performance-based RSUs, the number of RSUs granted to each executive represents the target award, but the actual number of shares of common stock payable under the RSUs ranges from 0% to 150% of the target award, depending on actual performance.  Results that fall between two performance levels will be pro-rated.

Absolute Performance-Based RSUs.  For each executive, the absolute performance-based RSUs will vest and pay out based on the Company’s fiscal 2012 earnings per share as follows:

Performance Level	Fiscal 2012 Earnings per Share	Share Payout as a % of Performance-Based RSU Award
Below Threshold	<$0.96	0%
Minimum	$0.96	50%
Target	$1.20	100%
Maximum	$1.44	150%

For Messrs. N.M. Johnsen and E.L. Johnsen, the RSUs will vest based on performance and pay out no later than the date we file our Annual Report on Form 10-K for the 2012 fiscal year.  For Messrs. Estrada and Johnston, one-third of the RSUs will vest and pay out no later than our 10-K filing date, but the remaining two-thirds will vest and pay out in equal installments on the second and third anniversaries of the date of grant, assuming the executive remains employed with us on those dates.

Our fiscal 2012 basic earnings per share as reported in our Annual Report on Form 10-K was $3.05 per share and therefore each absolute performance-based RSU awarded to our Named Executive Officers in fiscal 2012 will pay out 150% in shares of common stock.  For each of Messrs. N.M. Johnsen and E.L. Johnsen, all RSUs will vest and pay out 7,500 shares of common stock on the day in which we file our 2012 Annual Report on Form 10-K.  One-third of each of Mr. Estrada’s and Mr. Johnston’s absolute performance-based RSUs will vest and pay out in shares of common stock (1,094 and 594 shares, respectively) on the date in which we filed our 2012 Annual Report on Form 10-K, while the remaining two-thirds will vest and pay out on May 7 of 2014 and 2015 (again, 1,094 and 594 shares, respectively, on each such date), assuming the executive’s continued service.

Relative Performance-Based RSUs.  For each executive, the relative performance-based RSUs will vest and pay out based on the Company’s total stockholder return (“TSR”) as measured against the companies of the Russell 2000 Index as follows:

Performance Level	Company’s Percentile Rank	Share Payout as a % of Performance-Based RSU Award
Below Threshold	<25th percentile	0%
Minimum	25th percentile	50%
Target	60th percentile	100%
Maximum	≥ 70th percentile	150%

For Messrs. N.M. Johnsen and E.L. Johnsen, TSR is measured over a single year (January 1-December 31, 2012), while the relative performance-based RSUs granted to Messrs. Estrada and Johnston is measured over a three year period with vesting  and pay out based on three-year TSR (January 1, 2012-December 31, 2014).

Our one-year TSR for fiscal 2012 ranked in the 27th percentile, and therefore each relative performance-based RSU awarded to Messrs. N.M. Johnsen and E.L. Johnsen will pay out 53% in shares of common stock.  For these two executives, the RSUs will vest and pay out 2,650 shares of common stock on the day in which we file our 2012 Annual Report on Form 10-K.  For Messrs. Estrada and Johnston, the relative performance-based RSUs will vest and pay out no later than the date we file our Annual Report on Form 10-K for the 2014 fiscal year (the last year of the three-year measurement period).

General Terms of All RSUs.  Our RSUs are granted with dividend equivalent rights; however, any such dividend equivalents will accrue and vest or be forfeited only if, and to the extent that, the related RSUs vest and pay out in shares. In order to protect our executives from the loss of the opportunity to earn their stock-based compensation, all time-based RSUs vest and pay out upon a change of control of our company, while the performance-based RSUs will continue in accordance with their terms.  In the event that an executive’s employment terminates due to death, disability, or, if approved by the Committee, retirement on or after reaching age 65, all time-based RSUs will vest and pay out and the executive will be permitted to retain a pro rata number of performance-based RSUs, which will vest and pay out or be forfeited in accordance with their original terms.  If the executive’s employment terminates for any other reason, all unvested RSUs (whether time-based or performance-based) will be forfeited.

Executive Stock Ownership Guidelines.  In fiscal 2012, the Committee adopted stock ownership guidelines for executive officers in order to further encourage stock ownership by requiring a minimum value of stock ownership.  The guidelines are currently as follows:

Executive Stock Ownership Guidelines
Title/Function	Minimum Value of Stock Ownership as Multiple of Salary
Chief Executive Officer & President	so long as this position is held by a member of the Johnsen family, no stock ownership requirement
Chief Financial Officer & Executive Vice Presidents	2x
All Other Executives	1x
__________________

The Committee made the decision to not require minimum stock ownership by either of Messrs. N.M. Johnsen or E.L. Johnsen, given the substantial amount of Company stock already owned by the Johnsen Family.

For any executive officer subject to the guidelines, the expectation is that the officer will reach the target value by May 7, 2017 or five years from the date he is subject to the guidelines, whichever is later.  For all other executives, there is no timeframe within which the executive must comply; however, each such executive is not permitted to sell any shares received as equity compensation until such time as he is in compliance with the guidelines, except (i) as needed to cover any related tax obligations or (ii) as otherwise permitted by the Chief Executive Officer.  Once an executive has achieved the target level of stock ownership, the executive is expected to maintain at least that level of ownership for the duration of his tenure with the Company.  Unvested RSUs are counted toward the executive’s target value.  The Committee will review the guidelines periodically to assess their continued appropriateness and to monitor each executive’s progress.

Clawback Policy.  The Committee grants equity awards to our executives subject to a clawback provision, a practice first begun in fiscal 2011.  Under this provision, the Committee has discretion to recover from the recipient all or a portion of the shares granted if, within three years following the vesting date, the Company’s financial statements are required to be restated as a result of fraud or intentional misconduct and the recipient’s conduct caused, directly or partially, the need for restatement.  In addition, the clawback provision makes these equity grants subject to any future revisions to the committee’s clawback policy if necessary to comply with SEC and NYSE rules to the extent the Company determines those rules apply to previously granted equity awards.

Retirement Benefits

Our executive officers participate in our qualified defined benefit plan (the “Retirement Plan”) and our qualified 401(k) plan, which are available to our non-union employees.  We do not provide supplemental retirement programs for our executive officers.  However, we do provide post-retirement medical coverage for all eligible employees, including executive officers, who retire at age 55 or later.

Change of Control and Termination Benefits

We offer certain change of control and termination benefits to our Named Executive Officers for several reasons.  These benefits serve the Company’s interests by encouraging key management personnel to remain employed with the Company in the event of an impending change of control while simultaneously alleviating individual concerns about the possible involuntary loss of employment upon a change of control.  We believe that these change of control protections preserve productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of the Company.  We believe change of control protections for our executives and other key personnel are an important part of good corporate governance, as they ensure that the interests of our executives will be materially consistent with the interests of our stockholders when considering corporate transactions.

Three of our Named Executive Officers – Niels M. Johnsen, Erik L. Johnsen, and Manuel G. Estrada have stand-alone Change in Control Agreements.  Mr. Peter M. Johnston, who was promoted to an executive officer position in 2009, does not have a change in control agreement but is a participant in our Severance Plan generally available to all U.S. non-unionized employees.  Under the Severance Plan, Mr. Johnston would be entitled to a severance payment of twelve months’ salary and three months’ continued coverage under the Company’s group health plan if he were terminated without cause following a change in control.

Information regarding the Change in Control Agreements and the Severance Plan, including the estimated amounts payable that would have been payable to each named executive had a change of control occurred on December 31, 2012, is set forth under the heading “Potential Payments upon Termination or Change in Control – Change in Control.”

Perquisites

We do not offer our executives any perquisites not generally available to our U.S. non-union employees, with the exception of tax and accounting services for which we reimburse each of Messrs. N.M. Johnsen and E.L. Johnsen.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year.  The committee’s policy is to structure compensation that will be fully deductible where doing so will further the purposes of our executive compensation programs.  However, the committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Kenneth H. Beer, Edwin A. Lupberger, James J. McNamara, and Harris V. Morrissette

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Kenneth H. Beer, Edwin A. Lupberger, James J. McNamara, and Harris V. Morrissette served on the Compensation Committee.  No member served as an officer or employee of our Company or any of our subsidiaries prior to or while serving on the Compensation Committee.  During fiscal 2012, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as one of our directors or on our Compensation Committee.

Fiscal 2012 Summary Compensation Table

The following table presents information regarding the total compensation for fiscal years 2012, 2011, and 2010 for our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Niels M. Johnsen Chairman of the Board and Chief Executive Officer	2012	460,000	378,900	230,000	73,297	36,000	1,178,197
	2011	445,000	523,800	222,500	95,351	1,000	1,287,651
	2010	420,000	568,000	210,000	116,504	1,000	1,315,504
Erik L. Johnsen President	2012	430,000	378,900	215,000	175,358	36,000	1,235,258
	2011	415,000	523,800	207,500	180,996	1,000	1,328,296
	2010	395,000	568,000	197,500	104,335	1,000	1,265,835
Manuel G. Estrada Vice President and Chief Financial Officer	2012	260,000	168,284	104,000	200,191	1,000	733,475
	2011	250,000	130,950	100,000	221,319	1,000	703,269
	2010	235,000	142,000	94,000	129,910	1,000	601,910
Peter M. Johnston Executive Vice President	2012	197,000	91,354	59,100	139,714	1,000	488,168
	2011	190,000	65,475	57,000	120,514	1,000	433,989
	2010	175,000	71,000	52,500	48,654	1,000	348,154

(1)
The amounts shown in this column reflect the aggregate grant date fair value of stock awards based on probable outcome computed in accordance with FASB ASC Topic 718.  For fiscal 2012, each executive received a grant of restricted stock units, one-half of which will vest based on continued service and the remainder of which will vest on the basis of performance conditions, as described in our CD&A and the “Fiscal 2012 Grants of Plan-Based Awards” table below.  The maximum value of each Named Executive Officer’s 2012 equity award, measured as of the grant date, would be as follows:  Mr. N.M. Johnsen and Mr. E.L. Johnsen, $457,000 each; Mr. Estrada, $199,947; and Mr. Johnston, $108,947.  For information regarding the assumptions we used in valuing our performance-based awards, please see Note V to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2012.

(2)
The amounts shown in this column reflect cash payments made under our annual incentive bonus plan for performance in the respective years.  For additional information regarding the 2012 plan, please see the “Fiscal 2012 Grants of Plan Based Awards” table below.

(3)	Reflects the net change during each of the years reflected of the present value of the executives’ accumulated benefits under our Retirement Plan. For more information, see “2012 Pension Benefits.”

(4)
For Messrs. Estrada and Johnston, this figure consists solely of contributions the Company made to our 401(k) plan on his behalf.  In 2012, the Company paid $35,000 for tax services for each of Niels M. Johnsen and Erik L. Johnsen; the remaining amounts reported in this column for each executive reflect Company contributions to our 401(k) plan on his behalf.

_______________________________________

Fiscal 2012 Grants of Plan-Based Awards

The following table sets forth information about the potential bonus payouts under annual incentive plan grants and equity grants to our Named Executive Officers during fiscal 2012.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(3) (#)	All Other Stock Awards: Number of Shares of Stock(4) (#)	Grant Date Fair Value of Equity Incentive Plan Awards(5) ($)
			Threshold(2) ($)	Target/ Maximum ($)
Niels M. Johnsen	Annual Cash Incentive	--	57,500	230,000
	Time-Based RSU Grant	5/7/2012				10,000	193,500
	Absolute Performance-Based RSU Grant	5/7/2012			5,000(6)		96,750
	Relative Performance-Based RSU Grant	5/7/2012			5,000(7)		88,650
Erik L. Johnsen	Annual Cash Incentive	--	53,750	215,000
	Time-Based RSU Grant	5/7/2012				10,000	193,500
	Absolute Performance-Based RSU Grant	5/7/2012			5,000(6)		96,750
	Relative Performance-Based RSU Grant	5/7/2012			5,000(7)		88,650
Manuel G. Estrada	Annual Cash Incentive	--	26,000	104,000
	Time-Based RSU Grant	5/7/2012				4,375	84,656
	Absolute Performance-Based RSU Grant	5/7/2012			2,188(6)		42,328
	Relative Performance-Based RSU Grant	5/7/2012			2,187(7)		41,300
Peter M. Johnston	Annual Cash Incentive	--	14,775	59,100
	Time-Based RSU Grant	5/7/2012				2,375	45,956
	Absolute Performance-Based RSU Grant	5/7/2012			1,188(6)		22,978
	Relative Performance-Based RSU Grant	5/7/2012			1,187(7)		22,420
______________

(1)
“Estimated future payouts under non-equity incentive plan award” refers to the potential payments, pursuant to the 2012 annual incentive plan, payable in fiscal 2013.  The amounts actually paid to each Named Executive Officer for fiscal 2012 pursuant to this program are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2012 Summary Compensation Table.”  Please see the CD&A for more information about our annual incentive awards.

(2)	Represents one quarter of the cash incentive payments for each Named Executive Officer.

(3)
These amounts represent the number of performance-based RSUs granted to each Named Executive Officer in fiscal 2012.  For each executive, half of his performance-based RSUs vest on the basis of the Company’s performance as measured against an absolute performance metric (see note 6), and the other half vest on the basis of the Company’s performance as measured against a relative performance metric (see note 7).

(4)
These amounts represent the number of time-based RSUs granted to of each Named Executive Officer in fiscal 2012.  For Messrs. N.M. Johnsen and E.L. Johnsen, this award will vest and paid out in shares of common stock on May 7, 2013 (one year following the date of grant), while the awards for each of Messrs. Estrada and Johnston will vest in three equal installments on May 7 of 2013, 2014, and 2015, assuming the executive’s continued service.

(5)
The RSUs are valued based on the aggregate grant date fair value computed in accordance with FASB Topic 718, with the performance-based RSUs valued based on probable outcome. The maximum value of each Named Executive Officer’s performance-based RSUs (both absolute and relative), measured as of the grant date, would be as follows:  Mr. N.M Johnsen and Mr. E.L. Johnsen, $274,200; Mr. Estrada, $119,972; and Mr. Johnston, $65,132.

(6)
These absolute performance-based RSUs vest based on the Company’s fiscal 2012 earnings per share meeting or exceeding certain thresholds: at basic earnings per share below $0.96, there is no payout; at basic earnings per share of $0.96, the RSUs pay out at 50%; if earnings per share equal $1.20, the RSUs pay out at 100%; if earnings per share equal or exceed $1.44, then the RSUs pay out at 150%, with results that fall between two performance levels pro-rated.  For Messrs. N.M. Johnsen and E.L. Johnsen, the RSUs will vest and pay out based on this scale upon the Compensation Committee’s certification of the performance results, but no later than the date the Company files its Annual Report on Form 10-K for fiscal 2012.  For Messrs. Estrada and Johnston, one-third of the RSUs will vest and pay out at the same time as the awards of Messrs. Johnsen, but the remaining two-thirds will vest and pay out in two equal installments on May 7 of 2014 and 2015, subject to the executive’s continued service with the Company.  The Company’s actual fiscal 2012 basic earnings per share was $3.05 per share, and therefore each absolute performance-based RSU awarded to our Named Executive Officers in fiscal 2012 will pay out 150% in shares of common stock.

(7)
These relative performance-based RSUs vest based on the Company’s total stockholder return for a given period as compared with the total stockholder return of the other companies in the Russell 2000 Index over the same period.  If the Company’s TSR ranks below the 25th percentile, there is no payout; if the Company’s TSR ranks at the 25th percentile, the RSUs pay out at 50%; if the Company’s TSR ranks at the 60th percentile, the RSUs pay out at 100%; if the Company’s TSR ranks at or above the 70th percentile, then the RSUs pay out at 150%, with results that fall between two performance levels pro-rated.  For Messrs. N.M. Johnsen and E.L. Johnsen, the performance period runs from January 1, 2012 to December 31, 2012; the RSUs will vest and pay out based on this scale upon the Compensation Committee’s certification of the performance results, but no later than the date the Company files its 2012 Annual Report on Form 10-K for fiscal 2012.  The Company’s actual TSR rank as compared with the TSR of the other companies in the Russell 2000 Index was 27th percentile, and therefore each relative performance-based RSU held by Messrs. N.M. Johnsen or E.L. Johnsen will pay out 53% in shares of common stock.  For Messrs. Estrada and Johnston, the performance period runs from January 1, 2012 to December 31, 2014; the RSUs will vest and pay out based on this scale upon the Compensation Committee’s certification of the performance results, but no later than the date the Company files its Annual Report on Form 10-K for fiscal 2014.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth certain information about the outstanding equity awards held by the Named Executive Officers at the end of fiscal 2012.  RSUs are the only type of equity award currently held by any of our Named Executive Officers.

	Stock Awards
	Unvested Stock Awards(1)		Unvested Equity Incentive Plan Awards(2)
Name	Number of Shares (#)	Market Value(3) ($)	Number of Unearned Shares (#)	Market Value(3) ($)
Niels M. Johnsen	10,000	164,800	10,000	164,800
Erik L. Johnsen	10,000	164,800	10,000	164,800
Manuel G. Estrada	4,375	72,100	4,375	72,100
Peter M. Johnston	2,375	39,140	2,375	39,140
______________

(1)
These amounts represent the number of time-based RSUs granted to each Named Executive Officer in fiscal 2012.  Subject to the executive’s continuous service, the time-based RSUs granted to Messrs. N.M. Johnsen and E.L. Johnsen vest in full on May 7, 2013, while the time-based RSUs granted to each of Messrs. Estrada and Johnston vest one-third per year on May 7 of 2013, 2014, and 2015.

(2)
These amounts represent the number of performance-based RSUs granted to each Named Executive Officer in fiscal 2012.  One-half of this award vests on the basis of an absolute performance metric, while the other half vests on the basis of a relative performance metric.  For information on these awards, see notes 6 and 7 to the previous table, “Fiscal 2012 Grants of Plan-Based Awards.”

(3)	Based on the closing market price of $16.48 per share on December 31, 2012.

Option Exercises and Stock Vested in 2012

The following table sets forth information regarding the vesting of restricted stock during fiscal 2012 for the Named Executive Officers.  The Named Executive Officers did not have any stock options vest during 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Niels M. Johnsen	40,000	835,800
Erik L. Johnsen	40,000	835,800
Manuel G. Estrada	5,000	99,100
Peter M. Johnston	2,500	49,550
______________

(1)
Value realized on vesting is calculated on the basis of the closing market price per share on the date of vesting or, if there was no trading in our Common Stock that day, the previous date on which our shares were traded.

2012 Pension Benefits

We maintain a defined benefit pension plan (the “Retirement Plan”) for employees hired prior to September 1, 2006, and all such employees of our domestic subsidiaries who are not covered by union sponsored plans may participate after one year of service.  Employees hired on or after September 1, 2006, with at least one year of service as of June 30, 2008, were eligible to participate in the new Cash Balance Plan on July 1, 2008.  As each of our Named Executive Officers has been with the Company since before September 1, 2006, all of them participate in the Retirement Plan rather than the Cash Balance Plan.

Computation of benefits payable under the defined pension plan is based on years of service, up to a maximum of thirty years.  Under the final average pay benefit formula the computation is based upon the employee’s highest sixty consecutive months of compensation, which is defined as the participant’s base salary plus overtime (excluding incentive pay, bonuses or other extra compensation).

The standard form of payment depends on marital status at the time the benefits first become payable.  For single employees, the standard payment form is the Life Only annuity option.  This form of payment provides a monthly lifetime benefit that ends upon death.  For employees that are married when benefits become payable, the standard payment form is the 50% joint and survivor annuity.  This form of payment provides a monthly benefit to the employee for their lifetime, and upon their death, it provides the spouse 50% of the monthly benefit payment for the remainder of his/ her life.  In addition to the standard payment forms, the following forms of payments are also available:  10 years Certain and Life, 15 years Certain and Life, 100% joint and survivor annuity, 75% joint and survivor annuity; and High-Low Options.

Employees automatically receive the standard payment option applicable to their marital status at the time the benefits become payable unless they have elected another option in accordance with the terms of the Retirement Plan.

The benefit provided by the Retirement Plan’s formula is subject to certain constraints under the Internal Revenue Code.  For 2012, the maximum annual benefit generally is $200,000 under Code Section 415.  Furthermore, under Code Section 401(a)(17), the maximum annual compensation that may be reflected in 2012 for the purpose of determining benefits is $250,000.  These dollar limits are subject to cost of living increases in future years.  Each of the individuals named in the Summary Compensation Table set forth above is a participant in the Retirement Plan and, for purposes of the plan, was credited during 2012 with a salary of $250,000, except Mr. Johnston who was credited with his actual salary.

2012 Pension Benefits

Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Niels M. Johnsen	30	1,324,502	--
Erik L. Johnsen	30	959,476	--
Manuel G. Estrada	30	1,000,876	--
Peter M. Johnston	21	486,377	--
______________

(1)	Retirement Plan benefits are capped at 30 years of service. Niels M. Johnsen has served 42 years, Erik L. Johnsen has served 33 years, and Manuel G. Estrada has served 34 years.

(2)
The present values of the accumulated benefits reported in this table were calculated using the same participant data, plan provisions and actuarial assumptions used to calculate our 2012 retirement plan expense in accordance with U.S. GAAP Accounting Standards Codification Subtopic 715-20, except that SEC rules require the modified assumption that participants defer their retirement until the earliest age they are eligible for an unreduced benefit, which is age sixty-five under the Retirement Plan.  See Note I, “Employee Benefit Plans,” of the Notes to the Financial Statements in our Form 10-K for the year ended December 31, 2012.

Potential Payments Upon Termination or Change of Control

Payments Upon Termination

Each of our Named Executive Officers would be entitled to receive certain payments if his employment ended due to death, disability, or retirement on or after age 65.  Most of these payments are under plans or arrangements generally available to our non-unionized U.S. employees.

Under our Salary Continuation Plan, each Named Executive Officer would receive 26 weeks’ pay if his employment terminated because of his disability.  After that period, the Named Executive Officer would be eligible for benefits equal to 60% of his wages under our Long-Term Disability rider to our MetLife Insurance Policy up until age 65, or if the employee is age 60 or older at the time of disability, the lesser of 60 months or age 70. In addition, each Named Executive Officer is eligible for six months’ continued medical/dental insurance if his employment terminated due to his disability, and may elect to purchase COBRA coverage for up to 36 months thereafter.

We also have a life insurance policy that covers each of our non-union U.S. employees, including our Named Executive Officers.  In the event of his death, the beneficiary of each Named Executive Officer would receive $200,000, the maximum possible individual payout from our MetLife Insurance Policy.  The Named Executive Officer’s estate would be eligible to purchase continued medical/dental coverage through COBRA for up to 36 months following his death.

Under our 2012 Executive Bonus Plan, each Named Executive Officer would be entitled to a pro-rata bonus payment if his employment ended due to death, disability, or retirement on or after age 65.  Each of our Named Executive Officers is also eligible to receive post-retirement medical benefits.

Change of Control Benefits

We have entered into Change in Control agreements with our top three Named Executive Officers.  The agreements, which were originally effective through December 31, 2009, are automatically extended on a year to year basis unless the Company gives at least six months advance notice of discontinuance.  There was no such notice given in 2012.  If the Named Executive Officer is terminated for reasons other than death, disability or cause or by the executive for good reason (as such terms are defined in their agreements) within three years following a change in control for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen and within two years following a change in control for Mr. Manuel G. Estrada, the executive is generally entitled to receive the following:

•
Three times base salary for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen, and two times base salary for Mr. Manuel G. Estrada.  Payments would be made as a lump sum in cash within five days of the date of the termination.

•
Three times for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen (two times in the case of Mr. Estrada) of the greater of the average bonus over the last three years or the target bonus for the year of termination.  Payments would be made as a lump sum in cash within five days of the date of the termination.

•	Three years of life and health insurance benefits for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen, and two years of benefits for Mr. Manuel G. Estrada.

•	Accelerated vesting of restricted stock grants.

Mr. Johnston does not have a Change in Control agreement, but during the fiscal year he was a participant in our Severance Plan, which covered all our non-unionized U.S. employees.  Under the Severance Plan, Mr. Johnston would have been entitled to a severance payment of twelve months’ salary if he had been terminated without cause following a change in control, plus three months’ continued coverage under the Company’s group health plan.  The severance plan was due to expire on December 31, 2012, but we anticipate extending the plan through 2013.

The following table quantifies the potential payments to our Named Executive Officers under the contracts, arrangements or plans discussed above, for various scenarios involving a change in control or termination of employment of each of our Named Executive Officers, assuming a December 31, 2012 termination date, and where applicable, using the closing price of our common stock of $16.48 as reported on the New York Stock Exchange. In addition to these benefits, our Named Executive Officers would be entitled to receive the retirement and pension benefits described above under “Pension Benefits” and any balance in their 401(k) plan.

Event	Niels M. Johnsen	Erik L. Johnsen	Manuel G. Estrada	Peter M. Johnston
Change in Control (No Termination)
Accelerated vesting of RSUs(1)	$ 329,600	$329,600	$ 144,200	$ 78,280
Total	$ 329,600	$ 329,600	$ 144,200	$ 78,280

Change in Control with Termination
Cash severance payment (base pay)	$1,380,000(2)	$ 1,290,000(2)	$520,000(3)	$197,000(4)
Cash severance payment (bonus)	$690,000(2)	$645,000(2)	$208,000(3)	$ --
Cost of Continued Health and Welfare Benefits	$65,055(2)	$59,139(2)	$39,290(3)	$ 4,757(4)
Accelerated vesting of RSUs(1)	$ 329,600	$329,600	$ 144,200	$ 78,280
Total	$2,464,655	$2,323,739	$ 911,490	$ 280,037

Death
Cash severance payment (bonus)(5)	$ 230,000	$215,000	$ 104,000	$ 59,100
Accelerated vesting of RSUs(1)	$ 329,600	$329,600	$ 144,200	$ 78,280
Payout of Life Insurance Benefits(6)	$ 250,000	$250,000	$ 250,000	$ 197,000
Total	$ 809,600	$794,600	$ 498,200	$ 334,380

Disability
Cash severance payment (base pay)(7)	$ 230,000	$215,000	$ 130,000	$ 98,500
Cash severance payment (bonus)(5)	$ 230,000	$215,000	$ 104,000	$ 59,100
Cost of Continued Health and Welfare Benefits(8)	$ 8,048	$ 8,048	$ 8,048	$ 8,048
Accelerated vesting of RSUs(1)	$ 329,600	$329,600	$ 144,200	$ 78,280
Total	$ 797,648	$767,648	$ 386,248	$ 243,928

Retirement (age 65)
Cash severance payment (bonus)(5)	$ 230,000	$215,000	$ 104,000	$ 59,100
Cost of Continued Health and Welfare Benefits(9)	$ 14,967	$ 14,967	$ 14,967	$ 14,967
Accelerated vesting of RSUs(1)	$ 329,600	$329,600	$ 144,200	$ 78,280
Total	$ 574,567	$559,567	$ 263,167	$ 152,347
_________________________

(1)	Under the terms of our 2011 Stock Incentive Plan, all outstanding equity awards will vest fully upon a change of control.

(2)
If his employment is terminated within three years following a change of control of the Company and such termination is not due to death, disability, with Cause, or without Good Reason, each of Niels M. Johnsen and Erik L. Johnsen is eligible to receive a lump sum payment equal to three years’ salary plus three times the greater of the average bonus paid over the last three years or the target bonus for the year of termination.  In addition, the executive would receive three years’ continued life and health insurance benefits.

(3)
If his employment is terminated within two years following a change of control of the Company and such termination is not due to death, disability, with Cause, or without Good Reason, Manuel G. Estrada is eligible to receive a lump sum payment equal to two years’ salary plus two times the greater of the average bonus paid over the last three years or the target bonus for the year of termination.  In addition, the executive would receive two years’ continued life and health insurance benefits.

(4)
Under the Severance Plan, Mr. Johnston would be entitled to a severance payment of twelve months’ salary if he is terminated without cause, plus three months’ continued benefits under the Company’s group health plan. The severance plan was due to expire on December 31, 2012, but we anticipate extending the plan through 2013.

(5)  Under the terms of the 2012 Executive Bonus Plan, in the event of an executive’s retirement at age 65, disability, or death, a pro-rata payment may be paid to the employee, or to his estate, if applicable, on the date the payment would ordinarily be made.

(6)
This figure represents the maximum company-paid group life insurance coverage under Reliance Standard Life  Insurance Company. The executive’s estate could elect to purchase continued medical/dental coverage through COBRA for up to 36 months (coverage for the full 36 months would cost the executive’s estate approximately $49,253 at current rates).

(7)
This figure represents the maximum of 26 weeks’ wages at full pay under Salary Continuation Plan; thereafter 60% of wages under Long-Term Disability benefits under Reliance Standard Life Insurance Company.

(8)
Each executive would be entitled to six months’ medical/dental benefits; thereafter, the executive could elect to purchase continued medical/dental coverage through COBRA for up to 36 months (coverage for the full 36 months would cost the executive approximately $49,253 at current rates).

(9)	This figure represents the annual cost of post-retirement medical benefits.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and the financial reporting process.  Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting and to issue reports thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes and, subject to stockholder ratification, to appoint the independent auditor.

To the Board of Directors of International Shipholding Corporation:

In connection with the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, we have (i) reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2012, (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants, and (iii) received and reviewed written disclosures and a letter from the independent auditors related to applicable requirements for the Public Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and have discussed with the auditors the auditors’ independence.  Based on the reviews and discussions referred to above, we recommend to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

The following table sets forth the fees for professional services rendered for payment by PricewaterhouseCoppers LLP, our independent accountants, for fiscal years 2011 and 2012:

	Amount Billed for Fiscal Year Ended
	December 31, 2012	December 31, 2011
Audit Fees(1)	$678,492	$521,580
Audit-Related Fees(2)	84,500	84,000
Tax Fees(3)	37,000	0
All Other Fees	0	0
Total Fees	$799,992	$605,580

(1)
Audit Fees include fees for the audit of our consolidated financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in our quarterly reports, services related to statutory audits of certain of our subsidiaries, and services related to our annual reports on Form 10-K for the periods presented, which were filed for the purpose of including the financial statements of certain foreign unconsolidated subsidiaries.

(2)	Audit-Related Fees include fees related to specific transactions outside the original scope of the Annual Audit. For 2011 amounts, we have reclassified $22,000 from Audit-Related Fees to Audit Fees.

(3)	Tax Fees include fees for tax compliance and consultant services.

__________________

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor, including the audit, audit-related, and tax services described in the table above.  Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  The Audit Committee pre-approved 100% of the audit fees, audit-related fees, and tax fees for the fiscal year ended December 31, 2012.

The Audit Committee determined that the provision of non-audit services discussed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP from the Company.

Submitted by the Audit Committee members:

Kenneth H. Beer, H. Merritt Lane, III, Edwin A. Lupberger, and T. Lee Robinson, Jr.

PROPOSAL TO RATIFY THE RETENTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

Our 2012 financial statements were audited by PricewaterhouseCoopers LLP (“PwC”). The Audit Committee of the Board has appointed PwC as our independent auditors for the fiscal year ending December 31, 2013 and the Board is submitting that appointment to its stockholders for ratification at the Annual Meeting.  Although stockholder ratification of PwC appointment is not legally required, we are submitting this matter to the stockholders, as in the past, as a matter of good corporate practice.  Representatives of PwC will be present at the Annual Meeting, are expected to be available to respond to appropriate questions, and will have an opportunity to make a statement if they wish.  If the stockholders fail to vote on an advisory basis in favor of the appointment of PwC at the meeting, the Audit Committee will reconsider whether to retain PwC and may appoint that firm or another without re-submitting the matter to the stockholders.  Even if the stockholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.  In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, control procedures, cost, proposed staffing, prior performance and other relevant factors.

Ratification of PwC’s appointment as our independent auditors for 2013 will require the affirmative vote of the holders of at least a majority of the voting power present or represented at the Annual Meeting.

Our Board of Directors unanimously recommends a vote FOR the approval of this proposal.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)

(PROPOSAL 3)

This year, we are once again providing you with the opportunity to vote on a non-binding advisory resolution to approve the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to SEC rules.  This disclosure includes the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and the accompanying narrative compensation disclosures.  Stockholders are asked to vote on the following resolution:

    RESOLVED, that the compensation of the Named Executive Officers as disclosed in the proxy statement for the Company’s 2013 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby approved.

We understand that executive compensation is an important matter for our stockholders.  Our core executive compensation philosophy and practice continues to be to pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders.  In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

This proposal, commonly known as the “say-on-pay” proposal, gives you the opportunity to express your view.  This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation policies and practices with respect to our Named Executive Officers as described in this proxy statement.  It is our current policy to provide you with this advisory vote annually.

While this vote is advisory and will not be binding on the Company or the Board, it will provide valuable information to our Compensation Committee regarding stockholder sentiment about our executive compensation.  We invite stockholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Board of Directors – Communicating with Directors.”

Approval of this proposal requires the affirmative vote of the holders of at least a majority of the voting power present or represented by proxy at the Annual Meeting.  See “Other Matters – Quorum and Voting of Proxies.”

Our Board of Directors unanimously recommends that you vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement by voting FOR this proposal.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Policy on Related Party Transactions

Our policy on related party transactions requires that such transactions be approved by our Chief Financial Officer, who is responsible for reporting approved transactions to management and to the Audit Committee.  For the purposes of this policy, related parties include our employees, our affiliates, our principal owners, members of the immediate family of our employees or principal owners, trusts for the benefit of our employees, and any entity for which our investment is accounted for by the equity method.  Examples of transactions addressed by the policy include the sale or purchase of assets, leasing of property or equipment, and charges for consulting or administrative services.  Related party transactions are reviewed annually by the Audit Committee pursuant to its Charter, and the Nominating and Governance Committee annually assesses transactions that are considered in determining the independence of the non-management directors.

Related Party Transactions and Relationships in 2012

Furnished below is information regarding certain transactions in which our executive officers and directors or members of their immediate families had an interest during 2012.

Erik F. Johnsen served as director until his retirement on April 25, 2012. We had a consulting agreement with Mr. Johnsen that was in effect until December 31, 2011. Under his consulting agreement, Erik F. Johnsen provided us with business development and financial  services for which he was paid $250,000 in 2011. He did not receive any payments under the consulting agreement in 2012.

R. Christian Johnsen, a son of Erik F. Johnsen, our former Chairman of the Board, and the brother of Erik L. Johnsen, our President, serves as our Secretary and is a partner and member of the Board of Directors of the law firm of Jones Walker LLP, which has represented us since our inception.  H. Hughes Grehan, a son of Harold S. Grehan, Jr., one of our former directors who resigned in 2008, serves as our Assistant Secretary and is a partner of the same law firm.  We paid fees of $1,490,603 to the firm for legal services rendered to us during 2012.  We believe that these services are provided on terms at least as favorable to us as could be obtained from unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  There were no late filings in fiscal year 2012.

OTHER MATTERS

Quorum and Voting of Proxies

The presence, in person or by proxy, of stockholders holding a majority of our outstanding shares of Common Stock is necessary to constitute a quorum to convene the Annual Meeting.  A quorum is necessary for business to be conducted at the meeting.  If a quorum is present, the vote of the holders of a majority of the Common Stock present or represented by proxy will decide all questions properly brought before the meeting, except with respect to the election of directors, which will be decided by plurality vote.

All proxies duly executed in the form enclosed and received by the Board will be voted as specified and, in the absence of instructions to the contrary, will be voted:  FOR the election of the nominees named in the “Election of Directors” section of this proxy statement, FOR the ratification of the appointment of our independent registered public accounting firm, and FOR the say-on-pay vote.

Management has not received any notice under our “advance notification by-law” that a stockholder desires to present any matter for action by stockholders at the Annual Meeting and does not know of any matters to be presented at the Annual Meeting other than those specified in the accompanying Notice of Annual Meeting of Stockholders.  The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof.  It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

Effect of Abstentions and Broker Non-votes

Under NYSE rules, brokers who hold shares in street name for customers may, subject to certain exceptions, vote in their discretion on matters when they have not received voting instructions from beneficial owners.  Under these rules, brokers who do not receive such instructions will be entitled to vote in their discretion at the Annual Meeting only with respect to the ratification of the appointment of the independent registered public accounting firm.  Brokers will not be entitled to vote in their discretion with respect to any other matter.  If brokers who do not receive voting instructions do not, or cannot, exercise discretionary voting power (a “broker non-vote”) with respect to any matter to be considered at the Annual Meeting, shares that are not voted, as well as shares that are subject to abstentions, will be treated as present for purposes of constituting a quorum to organize the meeting but will not be counted as present, represented by proxy, or cast with respect to considering such matter.  Because all of the matters to be submitted to a vote at the Annual Meeting will be decided by plurality vote or majority vote of the Common Stock present in person or by proxy, broker non-votes and abstentions will not affect the outcome of the voting.

Stockholder Proposals and Nominations

In order to be eligible for inclusion in our 2014 proxy materials pursuant to the federal proxy rules, any stockholder proposal to take action at such meeting must be received at our principal executive offices by November 12, 2013, and must comply with applicable federal proxy rules.  In addition, our by-laws require stockholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a stockholders’ meeting, whether or not they wish to include their proposal in our proxy materials.  In general, notice must be received by our Secretary between October 26, 2013 and January 24, 2014 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the stockholder proposing such matters.  If the date of the 2014 annual meeting is more than 30 days earlier or 60 days later than April 24, 2014, notice must be delivered within the time frames specified in our by-laws, which are publicly available or may be obtained as described above under “Board of Directors – Availability of Corporate Governance Materials.”  For additional information on these procedures, see “Election of Directors – Ability of Stockholders to Nominate Directors.”

BY ORDER OF THE BOARD OF DIRECTORS

R. CHRISTIAN JOHNSEN
Secretary

Mobile, Alabama
March 12, 2013

PROXY
This Proxy is Solicited on Behalf of the Board of Directors of
INTERNATIONAL SHIPHOLDING CORPORATION

     The undersigned hereby (a) acknowledges receipt of the notice of annual meeting of stockholders of International Shipholding Corporation to be held in the Executive Board Room, 18th Floor, RSA Battle House Tower, 11 North Water Street, Mobile, Alabama, on Wednesday, April 24, 2013, at 2:00 p.m., Central Time; (b) appoints Niels M. Johnsen, Erik L. Johnsen and William H. Hines, or any one or more of them, as proxies, each with the power to appoint his substitute, and (c) authorizes each of them to represent and to vote, as designated on the reverse side of this Form of Proxy, all of the shares of common stock of International Shipholding Corporation held of record by the undersigned on March 4, 2013, at the annual meeting of stockholders to be held on April 24, 2013, or any postponements or adjournments thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

INTERNATIONAL SHIPHOLDING CORPORATION

April 24, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON APRIL 24, 2013:
Proxy Materials relating to this meeting
Are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=03200

PLEASE SIGN, DATE AND MAIL
YOUR PROXY CARD IN THE
ENVELOPE PROVIDED AS SOON
AS POSSIBLE.

¯	Please detach along perforated line and mail in the envelope provided ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.	Election of Directors:

NOMINEES:
☐FOR ALL NOMINEES                                                                                                        ☐ Kenneth H. Beer
☐WITHHOLD AUTHORITY                                         ☐    Erik L. Johnsen
      FOR ALL NOMINEES                                                                                                       ☐    Niels M. Johnsen
                    ☐     H. Merritt Lane III
☐FOR ALL EXCEPT                                                                                                               ☐ Edwin A. Lupberger
     (See instructions below)                                                                                                    ☐ James J. McNamara
                                                                                                                                                    ☐ Harris V. Morrissette
 ☐ T. Lee Robinson, Jr.

INSTRUCTIONS:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2.  Ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors for the Company for the fiscal year ending December 31, 2013.
☐FOR           ☐AGAINST        ☐ABSTAIN

3.  Advisory vote to approve the Company’s executive compensation as disclosed in the Company’s accompanying 2013 proxy statement.
☐FOR           ☐AGAINST       ☐ABSTAIN

4.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.  If this proxy is properly executed but no directions are given, this proxy will be voted FOR all Nominees for Director and FOR Proposals 2 and 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder _________________________ Date:____________
Signature of Stockholder _________________________ Date:____________

NOTE:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.